Exhibit 10.7

                         MERCHANDISING LICENSE AGREEMENT

     Agreement dated as of, between Moose Enterprises Pty Ltd., a company incorporated under the laws of the Province of Victoria Australia, with offices at 7-13 Ardena Court, East Bentleigh, VIC 3165, Melbourne, Australia (" Moose Enterprises") and Genio Group, Inc., a company incorporated under the laws of the State of Delaware (" Licensee").

                                    SCHEDULE

A. "PROPRIETARY SUBJECT MATTER": The "Proprietary Subject Matter" shall consist of: artwork and logos depicting one or more of the non-licensed characters and other distinctive creative elements associated with the toys manufactured by Moose Enterprises entitled "Mighty Beanz" (the "Property");

B. "LICENSED ARTICLES": The "Licensed Articles," utilizing the Proprietary Subject Matter, shall consist of a card game, trading cards with and without sound, album for trading cards, on-line trading card games and demonstrators.

C. "DISTRIBUTION CHANNELS": The term "Distribution Channels" shall mean the market(s) in which Licensee is authorized to sell and/or distribute the Licensed Articles and shall consist of mass merchandise retail outlets, "mid-tier" department stores, independent and chain specialty/gift stores specializing in the sale of novelty goods, giftware, souvenirs, greeting cards, jewelry and toy/hobby/craft goods, catalogues, direct mail, food and drug chains, and discount warehouse and membership clubs.

D.   "TERM":

     1. "Term": The "Term" will commence on February I, 2004 and expire on January 31, 2007. In the event that Royalty (defined hereafter) payments to Moose Enterprises exceed U.S. $500,000.00 during the Term of the Agreement Licensee shall be granted the option to extend the Term of the Agreement through to January 31, 2009. Such option shall be exercised 30 calendar days prior to the expiry. of the Term.

     2. "Latest Commencement Date": Subject to the limitations and conditions contained in Paragraphs 2. and 11. of the Standard Terms and Conditions attached hereto, Licensee agrees to commence in good faith to _ manufacture, distribute and sell the Licensed Articles not later than September 1, 2004 (" Latest Commencement Date").

E. "LICENSED TERRITORY': The "Licensed Territory" is the world outside of the United States, its territories and possessions and Canada.

F.   "ROYALTY": The "Royalty" is 12%of 100%of Net Sales.

G. "GUARANTEE/ADVANCE": Licensee shall pay Moose Enterprises a minimum Royalty hereunder of US $l5,000.00 (the "Guarantee"), 25,000 Restricted Common Stock Shares and 120,000 Warrants (the "Equity Advances"), which consideration shall be due and payable in accordance with the following schedule (to the extent not previously paid in royalties pursuant to Section F. above).

          1. Genio group agrees to pay advances equal to two-thirds of total guarantee per territory upon completion of each new territory added to this agreement. Current schedule for countries includes:

     United Kingdom-Total $15,000 U.S. dollars-$10,000 payable on signing.

     See schedule A for proposed list of territories to close within the next 60 days.

          2. 120,000 Warrants issued to Moose Enterprises Pty Ltd. upon signature of this Agreement. The Warrants are to be issued with a Strike Price equivalent to the closing price on the day immediately prior to the day of the execution of the agreement.

          3. The balance of the Guarantee ($5,000.00)to be paid 6 months after the release of the first Licensed Article.

          4. 25,000 Restricted Common Stock Shares at no cost to Moose Enterprises PTY Ltd. upon release of first Licensed Article in the United Kingdom.

It is expressly acknowledged and agreed that the foregoing Monetary Advances and Guarantee installments shall offset Royalties due on sales of Licensed Articles throughout the Term on a cumulative basis as earned.

H. PRODUCT LIABILITY INSURANCE: The amount of bodily injury coverage under "Product Liability Insurance" is US$l,OOO,OOO.

I.   "TRADEMARK AND COPYRIGHT NOTICES':

           "Mighty Beanz" (TM) & (copyright) Moose Enterprise Pty Ltd.
                               All rights reserved

J. "SERVICE OF PROCESS": Licensee hereby agrees that service of process by certified mail to the address set forth on the signature page hereof, with return receipt requested, shall constitute valid service of process.

K.   "SPECIAL PROVISIONS":

     1. Approvals: Any and all packaging, advertising and promotional materials produced by Licensee for use hereunder shall be subject to the prior approval of Moose Enterprises Pty Ltd. in the following stages of production (including any revisions made during each stage of production):

          (a) pencil concepts; (b) color concepts; (c) color comp/final art; (d) cromalin samples: and (e) final samples, respectively.

     In the event of any disagreement or inconsistency between the foregoing provisions regarding Moose Enterprises Pty Ltd.'s rights of approval over the stages of product development and those set forth in the Standard Terms and Conditions attached hereto, the former shall control.

--------------------------------------------------------------------------------

By signing in the spaces provided below, the parties have agreed to all of the terms and conditions contained in the above Schedule and the attached Standard Terms and Conditions. This Agreement shall consist of the above Schedule, the attached Standard Terms and Conditions and any rider making specific reference to this Agreement attached hereto and separately signed by authorized representatives of Licensee and Moose Enterprises Pty Ltd.. In the event of any disagreement or inconsistency between the Schedule and Standard Terms and Conditions, the former shall control.

GENIO GROUP, INC. ("Licensee")               MOOSE ENTERPRISES PTY LTD ("Moose")

By                                           By
  ---------------------------                  -----------------------------
  Its                                          Its

Date                                         Date
    -------------------------                    ---------------------------




Licensee's Address:                          Moose Enterprises'Address:

1120 Avenue of the Americas Suite 4020       7-l 3 Ardena Court
New York, NY, 10036                          East Bentleigh, VIC 3165
Unites States                                Melbourne. Australia

Attention: Susan Eisner                      Attention: Paul Solomon

Telephone: 2121626-6702                      Telephone: 613-9579-7377

Facsimile: 212/626-6703                      Facsimile: 613-9579-7355

Schedule A

Proposed territories with guarantees. Genio group will notify Moose Enterprises within 30 day of signing a distribution agreement in each new territory.

Upon notification of the new territory, Genio Group will pay two-thirds of the total guarantee to Moose Enterprises.

Territories to include, but not limited to:

Australia $5000 guarantee
New Zealand $1000
France $15,000
Germany $20,000
Italy $15,000
United Kingdom $15,000

                          STANDARD TERMS AND CONDITIONS

1. GRANT OF LIMITED LICENSE: Moose grants to Licensee and Licensee accepts the non-transferable, non-assignable right and obligation (without the right to grant sublicenses) to utilize the Proprietary Subject Matter solely on or in connection with the manufacture by Licensee (or an approved third party manufacturer) of the Licensed Articles and the sale by Licensee of the Licensed Articles solely in the Licensed Territory during the Term, all as defined above.

2. TERM: The "Term" as defined in Section D. 1. of the Schedule shall expire on the date set forth in such section unless sooner terminated as provided herein. Licensee shall comply with the exploitation date set forth in Section D. 2. of the Schedule and shall not advertise to the trade or manufacture or ship Licensed Articles prior to receiving a fully executed copy of this Agreement.

3. LICENSED TERRITORY: The "Licensed Territory " is set forth above. Licensee agrees that it will not make or authorize other parties to make any use, direct or indirect, of the Proprietary Subject Matter in any other geographical area (except in connection with the manufacture of the Licensed Articles and related materials) and Licensee will not knowingly sell Licensed Articles to third parties who intend or are likely to resell them outside the Licensed Territory, and will take all reasonably necessary precautions against such resale to the extent permitted by law.

4. ROYALTY, STATEMENTS AND PAYMENTS: Licensee shall pay to Moose Enterprises Pty Ltd., in U.S. dollars, a "Royalty" on Net Sales in the amount stated above. "Net Sales" shall mean Licensee's gross sales less only the sum of actual cash discounts, quantity discounts, freight discounts, trade allowances and actual returns for damaged or defective Licensed Articles, the aggregate of such discounts, allowances and returns not to exceed 10% of gross sales during any accounting period. The Royalty shall accrue and be payable to Moose Enterprises Pty Ltd. when the Licensed Article are sold, shipped, distributed, billed and/or paid for, whichever comes first. Royalty statements (which statements shall be on forms to be furnished to Licensee by Moose Enterprises Pty Ltd. or shall be prepared in a manner or containing content dictated by Moose Enterprises Pty Ltd.) and payments shall be made within 30 calendar days after the close of each calendar quarter. Royalty statements shall be rendered quarterly regardless of whether Royalties are actually due and payable for such calendar quarter. If Moose Enterprises Pty Ltd. does not receive the applicable Royalty payment on or before the thirtieth calendar day after the close of any calendar quarter, Licensee shall pay interest with respect to any Royalties owed to Moose Enterprises Pty Ltd. at the then-current prime rate plus 2% computed from the original due date until paid. Neither the acceptance of any payment or Royalty statement nor the deposit of any check shall preclude Moose Enterprises Pty Ltd. from questioning the correctness of such payment or Royalty statement at any time. Licensee shall keep accurate and complete books and records as they relate hereto for the greater of 6 years from the date hereof or 2 years from termination or expiration of the Term. On reasonable notice, Moose Enterprises Pty Ltd. shall have the right to examine said books and records, but not more than once during any 12-month period. If any audit discloses that Licensee owes Royalties to Moose Enterprise Pty Ltd in excess of 5% of Royalties previously paid in any accounting period, Licensee shall pay the audit costs. Should Licensee fail to maintain auditable books and records, Licensee shall pay to Moose Enterprises Pty Ltd. a penalty equal to the greater of: (i)25%of the Guarantee; or (ii)25%of all Royalties paid (or owed) to Moose Enterprises Pty Ltd. from the commencement of the Term through the period subject to audit. Payment of such penalty shall not waive, limit or restrict any rights or remedies which Moose Enterprises Pty Ltd. may have in law or equity.

5. ADVANCES: Non-refundable Monetary Advances in the amounts stated above shall be payable to Moose Enterprises Pty Ltd. on the dates therein specified. Said sums shall be applied against the Royalty to be paid to Moose Enterprises Pty Ltd. during the Term. Royalties accruing during any sell-off period or extension of the Term (of the Agreement), shall not be offset against the Monetary Advances. Royalties accruing during any extension of the Term of renewal options, if any (of the Agreement) shall be offset only against an advance paid with respect to such extended term or renewal period. Royalties payable hereunder shall not be applied against the cash value of the Equity Advances.

6. GUARANTEE: The minimum amount of Royalties, including the Monetary Advances, shall not be less than the Guarantee stated above. Licensee shall pay to Moose Enterprises Pty Ltd. an amount equal to that portion of the Guarantee not previously paid pursuant to Paragraphs 4 and 5 above in accordance with the payment schedule set forth in Section G of the Schedule.

7.   COPYRIGHT AND TRADEMARK:

     (a) Ownership; Employees for Hire: Licensee recognizes the unique value of the Proprietary Subject Matter and the good will associated therewith and the secondary meaning that the Proprietary Subject Matter and associated good will have acquired in the mind of the public. Licensee acknowledges that Licensee's use of the Proprietary Subject Matter shall not confer or imply a grant of rights, title or interest in the Proprietary Subject Matter or good will associated therewith and all ownership of copyrights, trademarks and other rights in the Proprietary Subject Matter and in that portion of all artwork, packaging, copy, literary text, advertising and promotional materials of any sort embodying the Proprietary Subject Matter, including all such materials developed by Licensee, and the good will pertaining thereto (" Copyrighted Materials"), shall be and at all times remain in the name of Moose Enterprises Pty Ltd.. All Copyrighted Materials shall constitute "works made for hire" within the meaning of the Copyright Act of 1976, as amended, and all such Copyrighted Materials shall be deemed transferred and assigned to Moose Enterprises Pty Ltd. promptly upon creation without any further action by any party hereto. All Copyrighted Materials shall be prepared by an employee-for-hire of Licensee under Licensee's sole supervision, responsibility and monetary obligation. If third parties who are not employees of Licensee contribute to the creation of the Copyrighted Materials, Licensee shall obtain from such third parties, prior to commencement of work, a full written assignment of rights so that all right, title and interest in the Copyrighted Materials, throughout the universe, in perpetuity, shall vest in Moose Enterprises Pty Ltd. Nothing contained herein shall be deemed or construed to convey to Moose Enterprises Pty Ltd. any rights or proprietary interest in or to any of the designated trademarks, trade names, copyrights or other proprietary matter of Licensee, all of which shall at all times remain with Licensee.

     (b) Notices: All Licensed Articles and Copyrighted Materials shall bear the copyright notice set forth in the Schedule and the following trademark notices and any other legal notices which Moose Enterprises Pty Ltd. may from time to time require:

          (i)  The designation TM in close proximity to the Trademark, and

          (ii) "TM designates a trademark of Moose Enterprise Pty Ltd."

     (c) Protection of Copyrights. Trademarks and Good Will: Licensee agrees to assist Moose Enterprises Pty Ltd., at Moose Enterprises Pty Ltd.'s request and expense, in procuring and maintaining the rights of Moose Enterprises Pty Ltd. in the Proprietary Subject Matter (including trademark and copyright). In connection therewith, Licensee agrees to execute and/or deliver to Moose Enterprises Pty Ltd. in such form as Moose Enterprises Pty Ltd. may reasonably request all instruments necessary to effectuate copyright and trademark protection or to record Licensee as a registered user of any trademarks or to cancel such registration. If Licensee fails to execute any such instruments, Licensee appoints Moose Enterprises Pty Ltd. as its attorney-in-fact to do so on Licensee's behalf. Moose Enterprises Pty Ltd. makes no warranty or representation that registered copyright or trademark protection shall be secured in the Proprietary Subject Matter. Moose Enterprises Pty Ltd. shall control absolutely all infringement litigation brought against third parties involving or affecting the Proprietary Subject Matter and Moose Enterprises Pty Ltd. may join Licensee as a party thereto at Moose Enterprises Pty Ltd.'s expense.

8.   INDEMNIFICATIONS:

     (a) By Moose Enterprises Pty Ltd.: Moose Enterprises Pty Ltd. agrees to indemnify and hold harmless Licensee, its approved assigns, successors, parents, subsidiaries, affiliates, third party manufacturers and their respective directors, officers and employees from and against any claims, damages, losses, suits, expenses and judgments arising solely out of Licensee's use of the Proprietary Subject Matter as authorized hereunder, provided that Licensee gives Moose Enterprises Pty Ltd. prompt notice of all claims or suits relating to such use. Moose Enterprises Pty Ltd. shall have the option to undertake and control the defense and settlement of any such claim or suit and if Moose Enterprises Pty Ltd. fails to undertake such defense, Moose Enterprises Pty Ltd. shall promptly reimburse Licensee for actual attorneys' fees incurred by Licensee in its defense of such claim or suit.

     (b) By Licensee: Licensee agrees to indemnify and hold harmless Moose Enterprises Pty Ltd., and their respective successors, assigns, parents, subsidiaries, affiliates and co-venturers and all other parties associated with the Proprietary Subject Matter, and their respective directors, officers, employees and agents from and against all claims, damages, losses, liabilities, suits and expenses (including reasonable attorneys' fees) arising out of or in connection with the Licensed Articles or their manufacture, packaging, distribution, promotion, sale or exploitation, (except with respect to those matters against which Moose Enterprises Pty Ltd. has agreed to indemnify Licensee hereunder). Moose Enterprises Pty Ltd. shall have the right to defend any such action or proceeding with counsel of their choice at Licensee's cost and expense.


9. PRODUCT LIABILITY INSURANCE: Licensee shall obtain and maintain at its own expense product liability insurance from a qualified insurance carrier, in the amount set forth in Section H. of the Schedule for bodily injury and $100,000 for property damage, naming Moose Enterprises Pty Ltd. as an additional insured under said policy. The policy shall be non-cancelable except after 10 calendar days' prior written notice to Moose Enterprises Pty Ltd.. Licensee shall furnish Moose Enterprises Pty Ltd. with a certificate of insurance evidencing such coverage within 30 calendar days after signature of this Agreement by Moose Enterprises Pty Ltd..

10. MATERlAL SUPPLIED/APPROVAL/SAMPLES/INSPECTION/PRODUCT SAFETY: Moose Enterprises Pty Ltd. will make available to Licensee one style guide for the Property at no cost to Licensee. Licensee shall bear the cost of additional style guides or other art reference materials if the Property is one for which no style guide is issued. All prototypes of Licensed Articles and of all artwork, copy, packaging, literary text, advertising and promotional materials, including the quality and style thereof, shall at all stages of production be subject to Moose Enterprises Pty Ltd.'s prior written approval before manufacture, sale or distribution. Approvals and or responses (e. g. modification requests, disapprovals) will be provided to Licensee by Moose Enterprises Pty Ltd. within 10 business days of receipt of submission by Licensee. If an approval and or response are not forthcoming after 10 business days, Licensee shall inquire, in writing, to Moose Enterprises Pty Ltd. as to the status of the submission. If no response is made to Licensee's written inquiry within 48 hours, the submission will be deemed approved. If Licensee fails to submit initial creative designs for Moose Enterprises Pty Ltd.'s approval within 60 calendar days of Licensee's receipt of artwork from Moose Enterprises Pty Ltd., then Moose Enterprises Pty Ltd. shall have the right to terminate this Agreement upon 30 calendar days' notice unless Licensee cures such failure within said 30-calendar-day cure period. If final artwork approval has not occurred within 90 calendar days following the date of first submission of such artwork or by the Latest Commencement Date, whichever is earlier, due to Licensee's failure to meet quality standards as reasonably dictated by Moose Enterprises Pty Ltd., then Moose Enterprises Pty Ltd. shall have the right to terminate this Agreement upon 30 calendar days' notice to Licensee unless Licensee cures such failure within said 30-calendar-day cure period. Before selling or distributing the Licensed Articles, Licensee shall furnish and ship to Moose Enterprises Pty Ltd., at Licensee's expense, 12 samples of each Licensed Article, including all packaging materials, and 6 samples of all advertising and promotional materials related thereto. All Licensed Articles and related packaging, advertising and promotional materials shall bear the Moose Enterprises Pty Ltd. logo, as approved by Moose Enterprises Pty Ltd.. After such samples have been approved by Moose Enterprises Pty Ltd., Licensee shall not depart therefrom (other than minor, non-material deviations) without Moose Enterprises Pty Ltd.'s prior written approval. Thereafter, within 30 calendar days following the close of each calendar quarter during the Term, Licensee shall furnish and ship to Moose Enterprises Pty Ltd., at Licensee's expense, one representative sample of each Licensed Article together with its packaging to enable Moose Enterprises Pty Ltd. to determine whether Licensee is maintaining quality control.

11.  EXCLUSIVITY; RESTRICTIONS ON AND MANNER OF EXPLOITATION:

     (a) Exclusivity: Moose Enterprises Pty Ltd. shall not license to any other entity in North America the right to utilize the Property in connection with the Licensed Articles unless Licensee is in default of any terms and conditions hereunder.

     (b) Premiums/Promotional Arrangements: The use of the Licensed Articles as premiums, promotional tie-ins and any other secondary use of the Licensed Articles is not licensed hereunder; such rights are reserved by Moose Enterprises Pty Ltd. and may be exercised by Moose Enterprises Pty Ltd. concurrently herewith.

     (c) Restrictions on and Manner of Exploitation: The Proprietary Subject Matter shall not be used in conjunction with any other licensed name, character, symbol, design, likeness or literary or artistic material, unless any such use is expressly permitted in writing by Moose Enterprises Pty Ltd.. In no event shall the Licensed Articles be packaged for sale or distribution with other articles. The Licensed Articles shall be sold and distributed in commercial quantities and commercially reasonable assortments, sufficient to meet public demand, at competitive prices, only to jobbers, wholesalers and distributors for sale and distribution to retail stores and to retail stores for direct sale to the public, and not as close-outs or on an approval or consignment basis.

     (d) Licensed Articles Purchased by Moose Enterprises Pty Ltd.: Licensee shall permit Moose Enterprises Pty Ltd. and/or a designated affiliate of Moose Enterprises Pty Ltd. (" Moose Enterprises Pty Ltd. Affiliate") to purchase Licensed Articles in quantities designated by Moose Enterprises Pty Ltd. or Moose Enterprises Pty Ltd. Affiliate, at their lowest wholesale price, on which Moose Enterprises Pty Ltd. or Moose Enterprises Pty Ltd. Affiliate, as applicable, will pay the

     Royalty which would have been payable by Licensee to Moose Enterprises Pty Ltd. (as defined in Section F.of the Schedule and Paragraph 4. hereof) on sales of the same Licensed Articles to third party/ies at their best wholesale price, provided that Licensee shall account to Moose Enterprises Pty Ltd. for such Royalty paid on Licensee's behalf by Moose Enterprises Pty Ltd. or Moose Enterprises Pty Ltd. Affiliate pursuant to the provisions hereof.

     (e) Reservation by Moose Enterprises Pty Ltd.: Neither Moose Enterprises Pty Ltd. nor Licensee make any representation or warranty as to the amount of gross sales or profits Licensee will derive from the rights licensed hereunder and Moose Enterprises Pty Ltd. makes no representation or warranty that the Proprietary Subject Matter continue to be exploited. Moose Enterprises Pty Ltd. may from time to time, at any time, delay, discontinue, resume or change any present or future use of the Proprietary Subject Matter and/or the Property. The name and/or likeness of any performer connected with the Property shall not be included within the definition of the Proprietary Subject Matter and the use thereof is not licensed herein unless otherwise specifically provided or approved in writing by Moose Enterprises Pty Ltd.. If name and/or likeness rights are granted to Licensee, and Moose Enterprises Pty Ltd. is required to remove such name and/or likeness from the license granted herein, Licensee shall stop using the same immediately upon notice from Moose Enterprise Pty Ltd.

12.  EVENTS OF DEFAULT; TERMINATION:

     (a) Bankruptcy: If Licensee files or has filed against Licensee a petition in bankruptcy, reorganization or for the adoption of an arrangement under any present or future bankruptcy, reorganization or similar law (which petition if filed against Licensee shall not be dismissed within 30 calendar days from the filing date), or if Licensee makes an assignment for the benefit of its creditors or is adjudicated as bankrupt, or if a receiver or trustee of all or substantially all of Licensee's property is appointed, or if Licensee discontinues its business, this Agreement shall automatically terminate forthwith without notice to Licensee.

     (b) Failure to Pay the Monetary or Equity Advances: If Licensee fails to pay the Monetary or Equity Advances within 10 business days of the dates specified above, then Moose Enterprises Pty Ltd. shall have the right to terminate this Agreement upon 20 calendar days' notice to Licensee unless Licensee cures such failure within said 20-calendar-day cure period.

     (c) Failure to Exploit: If, during any two consecutive calendar quarters, Licensee fails to sell, manufacture and/or distribute any Licensed Articles, Moose Enterprises Pty Ltd. may terminate this Agreement as to such Licensed Articles and/or Licensed Territory, either in whole or in part, by notice to Licensee from Moose Enterprises Pty Ltd..

     (d) Other Breaches: If Licensee fails to perform any of its obligations hereunder, Moose Enterprises Pty Ltd. may terminate this Agreement upon 20 calendar days' written notice, unless Licensee cures any such breach within said 20 calendar days and gives written notice to Moose Enterprises Pty Ltd. thereof within that period, provided, however, that there shall be no cure period for Licensee's failure to adhere to the approval process as set forth in Paragraph 10 above to the extent that Licensee creates products not licensed under this Agreement or markets Licensed Articles not approved by Moose Enterprises Pty Ltd..

     (e) Effect of Termination: Upon expiration or termination of this Agreement, Licensee shall (i) immediately stop in all respects the manufacture, sale and distribution of Licensed Articles and shall within 30 calendar days send Moose Enterprises Pty Ltd. a complete inventory report and accounting with payment of all Royalties (including any unpaid portions of the Guarantee); and (ii) at Moose Enterprises Pty Ltd.'s election either
     (A) deliver to Moose Enterprises Pty Ltd. all molds, printing plates, artwork, films, silkscreens and any and all other materials which reproduce any aspect of the Property (" Production Materials"), or (B) give Moose Enterprises Pty Ltd. satisfactory evidence of their destruction. Moose Enterprises Pty Ltd. shall have the right to enter the premises where the Licensed Articles are located to verify such inventory statement and/or take possession of and remove any remaining Production Materials. Licensee's refusal to cooperate shall cause the forfeiture of any sell-off rights Licensee may have. Upon expiration or termination, Licensee shall have no further right to exercise the rights licensed hereunder or otherwise acquired in relation to this Agreement. Licensee agrees that its failure to stop in all respects the manufacture, sale and/or distribution upon expiration or termination of this Agreement will result in immediate irreparable damage to Moose Enterprises Pty Ltd. for which there is no adequate remedy at law, and in the event of such failure by Licensee, Moose Enterprises Pty Ltd. shall be entitled to injunctive relief. Moose Enterprises Pty Ltd. shall be entitled to recover from Licensee, in addition to any other remedies in the event of default, reasonable attorneys' fees, costs and expenses, including collection agency fees incurred by Moose Enterprises Pty Ltd. in the enforcement of the provisions hereof. Moose Enterprises Pty Ltd.'s exercise of any of the foregoing remedies shall not operate as a waiver of any other rights or remedies which Moose Enterprises Pty Ltd. may have.

     (f) Sell-off Rights: Upon expiration of the Term, Licensee shall have a period of 120 calendar days in which to sell off previously manufactured Licensed Articles and to fulfill orders for Licensed Articles received prior to the expiration of the Term, on a non-exclusive basis, subject to Licensee's obligation to pay Royalties on and account to Moose Enterprises Pty Ltd. for such sales. Upon expiration of the sell-off period, al1 remaining Licensed Articles shall at Moose Enterprises Pty Ltd.'s option be sold to Moose Enterprises Pty Ltd. at Licensee's direct cost of manufacture, excluding overhead, or Licensee shall destroy the Licensed Articles and furnish Moose Enterprises Pty Ltd. with a sworn certificate of destruction.

13. CONFIDENTIALITY: The parties hereto acknowledge that by virtue of the relationship created by this Agreement the parties may acquire confidential information from each other. Neither party shall utilize any such information except as expressly permitted hereunder or disclose to others any such information without the other's prior written consent. Any materials embodying such confidential information shall be returned to the disclosing party upon expiration or termination of this Agreement, or earlier if so requested by such party.



14.  MISCELLANEOUS:

     (a) Notices: All notices and statements shall be in writing and shall together with any payments be personally delivered or sent postage prepaid to the intended party at the address set forth on the signature page of this Agreement (unless notification of a change of address is given in writing). The date of mailing of a notice or statement shall be deemed the date the notice is given or statement rendered.

     (b) Waiver, Modification: The terms of this Agreement may not be waived or modified except by an agreement in writing executed by the parties hereto. The waiver by Moose Enterprises Pty Ltd. of any breach of this Agreement by Licensee must be in writing and shall not be deemed to be a waiver of any prior or succeeding breach.

     (c) Relationship of the Parties: Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers and Licensee shall have no power to obligate or bind Moose Enterprises Pty Ltd. in any manner whatsoever. In the event of a material breach by Moose Enterprises Pty Ltd. of its obligations hereunder, Licensee's rights and remedies shall be limited to the right to seek damages at law, and Licensee shall not have any right in such event to enjoin, restrain or interfere with Moose Enterprises Pty Ltd.'s exploitation of merchandising rights in connection with the Proprietary Subject Matter or any exploitation by Moose Enterprises Pty Ltd. of the Property.

     (d) No Assignment: The rights and obligations of Licensee under this Agreement are personal to Licensee and may not be assigned, mortgaged, sublicensed or otherwise transferred or encumbered by Licensee or by operation of law. The foregoing shall not apply to assignments or sub-licenses to affiliate/s and/or wholly owned subsidiary/ies of Licensee in existence as of the effective date of this Agreement. Any other purported assignment or transfer by Licensee of any rights granted to Licensee under this Agreement shall be void and of no effect.

     (e) Governing Law/Jurisdiction/Service of Process: This Agreement shall be construed in accordance with the laws of the Province of Ontario applicable to agreements executed and to be wholly performed in Ontario, Canada. The parties hereto agree that any suit, action or proceeding arising out of or relating to this Agreement may be instituted and prosecuted in any court of competent jurisdiction of the Province of Ontario, and the parties hereto irrevocably submit to the jurisdiction of said courts and waive any rights to object to or challenge the appropriateness of said forums. Service of process shall be in accordance with the laws of the Province of Ontario.

     (f) Reserved Rights: Moose Enterprises Pty Ltd. reserves all rights not expressly granted herein.

     (g) Captions: Captions of paragraphs and quotation marks appearing herein are inserted for reference and convenience only and do not define or limit the scope or intent of any provision hereof.

     (h) Binding Agreement: Licensee shall have no rights hereunder and Moose Enterprises Pty Ltd. shall not be bound hereby unless and until this Agreement has been accepted in writing by Moose Enterprises Pty Ltd. at its corporate headquarters in Toronto. If Moose Enterprises Pty Ltd. does not accept this Agreement, the parties shall be released from all liability and this document shall be of no force and effect.

     (i) Limitation of Actions: No legal action shall be brought by Moose Enterprises Pty Ltd. or Licensee under this Agreement unless commenced within 12 months from the date the cause of action arose.

     (j) Entire Agreement: There are no representations, warranties or covenants other than those set forth in this Agreement which sets forth the entire understanding among the parties hereto.